Exhibit 99.4

Mr. Zhe Wang's Application for Share Transfer

of the 2023 Performance Incentive Plan

On August 10, 2023, the Board of Directors approved TIAN RUIXIANG Holdings Ltd. (hereinafter refo1Tcd to as the "Company") 2023 Performance Incentive Plan, and Mr. Zhe Wang is entitled to 500000 Restricted Shares of the Compariy in accordance with the provisions of Exhibition B.

Mr. Zhe Wang is currently the Chairman and CEO of the company, and actually enjoys the actual voting rights of UNITRUST HOLDING LIMITED. Mr. Zhe Wang voluntarily transferred his 500000 shares of the incentive plan to UNITRUST HOLDING LIMITED for holding.

The above matters are related to the transfer of shares between shareholders under the S-8 registered shares, which is not related to the company. If any inquiries arise from this transfer, Mr. Zhe Wang and UNITRUST HOLDING LIMITED will be responsible for explaining them.

Mr. Zhe Wang hereby submit an application to the company regarding this matter.

/s/ Zhe Wang
Zhe Wang

March 26,2024